Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Legal Matters and Independent Auditors" and "Financial Statements and Report of Independent Auditors" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 20 to
Registration Statement Number 2-63713 (Form N-1A) of our report dated May 2, 1997, on the financial statements and financial highlights of Mosaic Government Money Market Trust (formerly Government Investors Trust) for the year ended March 31, 1997, included in the 1997 Annual Report to Shareholders.


(signature)
Ernst and Young, LLP
Washington, DC
July 28, 1997